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                                                                    EXHIBIT 99.1

         US DATAWORKS, INC. ANNOUNCES IT WILL RESTATE FINANCIAL RESULTS

         HOUSTON, TX - April 17, 2003 - US Dataworks, Inc. (Amex: UDW) announced today that it intends to restate its financial statements for fiscal years 2001 and 2002, as well as the first three quarters of fiscal year 2003, to change the method used to record the March 31, 2001 acquisition of US Dataworks, Inc., a Delaware corporation and former subsidiary of the Company. The acquisition was previously recorded in a manner similar to a pooling of interests. Current management has determined that it is more appropriate to record the acquisition using the purchase accounting method. The Company anticipates that this change could reduce the Company's revenues from $1,387,736 to $626,134 for fiscal year 2001. The Company anticipates no changes to the Company's revenues for fiscal years 2002 and 2003. The effects on the Company's earnings for fiscal years 2002 and 2003 cannot be estimated until the restatement process has been completed.

         Additional information will be available when the Company files amendments to its Forms 10-KSB for fiscal years 2001 and 2002 and its Forms 10-QSB for the first three quarters of fiscal years 2002 and 2003.


ABOUT US DATAWORKS INC. (WWW.USDATAWORKS.COM)

         US Dataworks is a developer of electronic check processing software, serving several of the top banking institutions, credit card issues, and the United States Government. The software developed by US Dataworks is designed to enable organizations to transition from traditional paper-based payment and billing processes to electronic solutions. Our core products include MICRworks, Returnworks, Remitworks and Remoteworks.

                                      # # #

FOR MORE INFORMATION:

CONTACT:
Charles E. Ramey
US Dataworks, Inc.
(713) 934-3855
cramey@usdataworks.com


INVESTOR RELATIONS:
Gary Geraci
National Financial Network
(781) 444-6100 or (800) 640-2656, ext. 629
garyg@nfnonline.com
www.nfnonline.com/udw

Except for the historical information contained herein, the matters set forth in this press release, including, but not limited to, expectations regarding the Company's financial statements and projections or preliminary estimates of revenues or other financial items are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to, our ability to develop and timely introduce products that address market demand, the impact of alternative technological advances and competitive products, market fluctuations, our ability to obtain future financing and other risks detailed from time to time in the SEC reports of US Dataworks, Inc., including its annual report on Form 10-KQB for the period ended March 31, 2002 and its quarterly report on Form 10-QSB for the period ended December 31, 2002. These forward-looking statements speak only as of the date hereof. US Dataworks disclaims any obligation to update these forward-looking statements.